Compensation Schedules for
                            Lincoln CVUL Series III
                             Lincoln CVUL/CVUL(LC)

All schedules are based on a target premium equal to the Seven Pay Premium defined in IRC7702A. Selection of any compensation schedules is subject to approval by Lincoln Corporate Specialty Markets.


Schedule 1:    Spread Compensation
----------------------------------

                                 Premium Based:
                                 (Target/Excess)            Asset Based(1)
                                 ---------------            --------------
               Policy Year 1:        15%/3%                       0%
               Policy Years 2-5:     10%/3%                       0%
               Policy Years 6-7:      3%/3%                      0.10%
               Policy Years 8+:       0%/0%                      0.20%


Schedule 2:    Accelerated Compensation
---------------------------------------

                                 Premium Based:
                                 (Target/Excess)            Asset Based(1)
                                 ---------------            --------------
               Policy Year 1:      30%(2)/3%                      0%
               Policy Years 2-5:      3%/3%                       0%
               Policy Years 6-10:     3%/3%                      0.10%
               Policy Years 11+:      0%/0%                      0.10%


Schedule 3:    All Asset Based Compensation
-------------------------------------------

                                 Asset Based(1)
                                 --------------
               Policy Years 1-5:      1.00%
               Policy Years 6-10:     0.70%
               Policy Years 11+:      0.50%


(1) Annualized % of Daily Average Assets
(2) An additional amount up to 3% of first year target premium may be paid to the servicing entity